JOINT EXPLORATION AGREEMENT

          THIS AGREEMENT (this “Agreement”) is by and between The Hopi Tribe, a federally recognized Indian tribe, with an address and contact for purposes of this Agreement, until further notice from the Tribe’s Chairman, c/o Thayne Lowe, Osborn Maledon PA, 2929 N. Central Ave., Suite 2100, Phoenix, Arizona 85012, telephone 602.640.9391, email tlowe@omlaw.com (the “Tribe”), on the one hand, and Passport Potash Inc., a Canadian corporation, and PPI Holding Corp., its wholly owned subsidiary (collectively, and together with its/their Affiliates, if any, “Licensee”), with an address and contact for purposes of this Agreement, until further notice from Licensee, c/o John H. Eckersley, 3346 W. Guadalupe Road, Apache Junction, AZ 85120, telephone 480.288.6530, email jeckersley@passportpotash.com, on the other hand, and is effective as of the date set forth above the Parties’ signatures below (“Effective Date”).

          FOR VALUABLE CONSIDERATION, including the mutual covenants contained herein, the Parties hereto stipulate and agree as follows:

1.        DEFINITIONS

          “Affiliate” means any entity directly or indirectly controlling, controlled by or under common control with a Party. As used in this definition, “control” means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of a company, through ownership, contract or otherwise, and “controlled” and “controlling” shall have correlative meanings.

          “ERCOSPLAN” means ERCOSPLAN Ingenieurgesellschaft Geotechnik und Bergbau mbH.

          “Exploration Program” means Licensee’s and Licensee’s Contractors’ exploration, drilling, testing, analysis, interpretation, reporting and other activity to explore, characterize and/or delineate the extent and grade of potash and other deposits underlying the Licensee Property and/or the Hopi Property and/or adjacent property (collectively, the “Combined Properties”), to otherwise evaluate geologic, stratigraphic and structural information for the Licensee Property and/or the Hopi Property and/or adjacent property including (without limitation) to assess the predictability, thickness, and continuity of the potash and other mineral horizons and map possible faults and other geologic structures, to explore for the presence of other valuable minerals, and to prepare and/or update any reports necessary to determine the economic viability of developing a potash mine on the Combined Properties (the “Project”), including, but not limited to: National Instrument (NI) 43-101 Technical Report; Preliminary Economic Assessment; Pre-Feasibility Reports; and Bankable Feasibility Reports.

          “Exploration Program Results” means all data (processed and raw unprocessed), samples (including without limitation cuttings and core samples), analyses and tests performed and the results of any such analyses and tests, logs, interpretations and reports written or otherwise made or presented, and any other information obtained, generated or created, relating to the Exploration Program, including without limitation: (i) core and cutting samples; (ii) borehole, drilling, mud, geophysical or electrical, sonic or other logs; (iii) geological characterizations; (iv) analyses and reports, including without limitation those relating to potash depth, volume, grade and other characteristics; (v) an interpreted copy of any seismic line; (vi) NI 43-101 Technical Reports; (vii) 3-D geological models; (viii) resource block models; (ix) estimates of in-place resources; and (x) any economic and feasibility analyses relating to the development of potash or other underground resources underlying the Hopi Property and/or the Licensee Property and/or adjacent property, including without limitation Preliminary Economic Assessment, Pre-Feasibility Reports, and Bankable Feasibility Reports.

          “Hopi Property” means the land described in Schedule A.

          “Licensee Contractor” means any Licensee employee or contractor (including without limitation ERCOSPLAN) involved in the Exploration Program, including without limitation any employee or contractor that performs any (1) drilling, (2) coring, (3) borehole, drilling, mud, geophysical or electrical, sonic or other logging, (4) examination, sampling or bagging of cuttings or core samples, (5) geological analysis, (6) assaying, (7) chemical testing, (8) seismic testing, (9) report writing (including without limitation completion of or updating an NI 43-101 technical report, preliminary economic assessment; pre-feasibility reports; and bankable feasibility reports) and/or (10) any other or related work, analysis or interpretation, in connection with the Exploration Program.

          “Licensee Property” means the land described in Schedule B.

          “Party” means either of the Tribe or Licensee, and “Parties” refers to both of the Tribe and Licensee.

2.        SCOPE AND PURPOSE OF AGREEMENT

          Reference is made to that certain letter of intent dated September 26, 2012 signed by the Tribe and Licensee (the “Letter of Intent”). A copy of the Letter of Intent is attached hereto as Exhibit 1. This Agreement is a definitive agreement contemplated by the Letter of Intent to implement the “JEP” (as defined in the Letter of Intent). The JEP is more specifically defined herein as, and the Exploration Program shall conform to, the two phase drilling campaign on Hopi Land generally described in the ERCOSPLAN Memo attached hereto as Exhibit 2. The Tribe and Licensee acknowledge and agree that phase two of the Exploration Program generally described in the ERCOSPLAN Memo attached hereto as Exhibit 2 shall be specified and may change based on ERCOSPLAN’s continuing evaluation of data and ERCOSPLAN’s recommendations.

3.        ERCOSPLAN’S ROLE

          The Tribe and Licensee acknowledge and agree that ERCOSPLAN, for the joint benefit of the Tribe and Licensee, will provide geological supervision and report authorship during all aspects of the Exploration Program, including without limitation (i) location of drill holes, (ii) identification of drill hole objectives, (iii) geological supervision of the drilling activities, (iv) advice regarding drilling fluids applied for best coring results, (v) lithological core description, (vi) core sampling for assaying at site, (vii) responsibility for appropriate sample packaging, (viii) supervision of assaying, (ix) QA/QC matters, (x) authorship and Qualified Person role in connection with National Instrument (NI) 43-101 Technical Reports, Preliminary Economic Assessment, Pre-Feasibility Reports, and Bankable Feasibility Reports, and (xi) such other aspects of the Exploration Program as ERCOSPLAN shall determine necessary or appropriate. ERCOSPLAN’s geological supervision shall be accomplished as ERCOSPLAN determines appropriate, but will at a minimum include the presence of one exploration geologist while evaporate sections are being cored, and stand-by back-office capacity on hold to support the site geologist.

4.        COSTS AND EXPENSES

          4.1      All costs, charges and expenses incurred in connection with the Exploration Program shall be Licensee’s sole responsibility, and shall be promptly paid as they come due. The Tribe shall have no obligation to reimburse or pay any portion of, or amount on account of, costs, charges and expenses incurred in connection with the Exploration Program. Without limiting the generality of other indemnities set forth in this Agreement, Licensee shall indemnify, defend, release, and hold harmless the Tribe and the “Indemnitees” (as defined below), for, against and from any claim, damage, lien, loss, cost, charge, expense (including attorneys’ fees and expenses) or liability (collectively, “Losses”) resulting from, or caused by, or incurred in connection with, or alleged to have resulted from, or been caused by, or been incurred in connection with, in whole or in part, directly or indirectly, the Exploration Program. Licensee shall cause each agreement with a Licensee Contractor to include a written term or addendum whereby the Licensee Contractor waives any claim against the Tribe or lien right against the Hopi Property on account of such Losses. Licensee’s payment and indemnity obligations under this Section shall survive the termination of this Agreement.

5.        LICENSE TO ENTER HOPI PROPERTY

          5.1      License. The Tribe hereby grants Licensee and the Licensee Contractors a limited license on the terms and conditions, and during the term, of this Agreement to (a) enter and cross existing ranch roads on the Hopi Property for ingress and egress purposes related to the Exploration Program, (b) blade new roads (over routes and in accordance with criteria approved by the Tribe in advance, which approval shall not be unreasonably withheld, conditioned or delayed) to drill sites on the Hopi Property designated by ERCOSPLAN, (c) drill exploratory holes on the Hopi Property at drill sites designated by ERCOSPLAN, (d) lay cables across the Hopi Property for purposes of seismic studies that are part of the Exploration Program, (e) drive a vibrator truck along seismic lines, and (f) blade existing ranch roads on the Hopi Property. Licensee and the Licensee Contractors shall not use the Hopi Property for any other purpose without the prior written approval of the Tribe; provided, that with respect to use of the Hopi Property identified by ERCOSPLAN in writing as necessary or desirable for purposes of the Exploration Program, the Tribe’s approval shall not be unreasonably withheld, conditioned or delayed. Licensee acknowledges that, but for the license hereby granted, it has, and the Licensee Contractors have, no rights to enter, cross, use or occupy the Hopi Property, and represents that neither it nor they make any claim to such rights. The license hereby granted to Licensee by the Tribe shall automatically terminate and be revoked immediately upon termination of this Agreement.

          5.2      Limitations. Except as expressly provided in Section 5.1, no other use of the Hopi Property by Licensee or any Licensee Contractor or any other third party is allowed or shall be permitted by Licensee or any Licensee Contractor. Without limiting the generality of the foregoing, nothing in this Agreement shall be construed as establishing (i) any right, title or interest in the Hopi Property, or (ii) a general right of public access on and over the Hopi Property, and Licensee (for itself and each Licensee Contractor) expressly disclaims any such right, title or interest or general right. The foregoing disclaimer shall survive the termination of this Agreement.

          5.3      Maintenance and Care. The Tribe shall have no obligation to maintain or repair existing ranch roads on the Hopi Property, and the Tribe shall have no obligation or liability whatsoever on account of Licensee’s or the Licensee Contractors’ entry upon and use of the Hopi Property. Licensee and the Licensee Contractors shall exercise reasonable care (which shall include, in the case of specialized trades or contractors, and engineers and other professionals, the highest standard of care generally applicable within the relevant trade, business or profession for the particular undertaking involved), in entering upon and using the Hopi Property to avoid causing damage to the Hopi Property, the subsurface thereof, its potash or groundwater resources, or improvements thereon, or interference with the Tribe’s and the Tribe’s lessee’s use of the Hopi Property. Licensee and the Licensee Contractors shall cooperate with the Tribe to preclude any entry by the public onto the Hopi Property.

          5.4      Tribal Observer; Employment; Notice of Adverse Occurrences. At the Tribe’s election, and at the Tribe’s sole cost and expense, the Tribe shall be entitled to have an observer present for all or any portion of the Exploration Program activity on the Hopi Property. Any such observer shall comply with job site safety requirements and shall avoid interfering with Exploration Activity. At the Tribe’s request, the Tribe shall be given notice of employment opportunities in connection with the Exploration Program. The Tribe shall be notified immediately in the event of an occurrence in connection with the Exploration Program that materially damages, or creates a risk of material damage to, the Hopi Property, the subsurface thereof, its potash or its groundwater resources, or the prospects of successfully developing and mining the potash resources in the Hopi Property, or that otherwise poses a manifest risk of loss, damage, injury or liability.

          5.5      Compliance With Laws. Licensee shall, and shall cause all Licensee Contractors to, comply with all applicable federal, state, local and other laws and regulations in connection with any and all actions that take place on the Hopi Property and otherwise in connection with the Exploration Program. Licensee shall cause all drilling and other surface work sites on the Hopi Property to be restored and reclaimed to their former condition. Restoration and rehabilitation, including the removal of all stockpiles, equipment and materials, shall be completed within 90 days after completion of work at the site. The subject land shall be reseeded during the appropriate planting season with flora that approximates the preexisting flora. The foregoing restoration and reclamation obligation shall survive the termination of this Agreement.

          5.6      Insurance. License and the Licensee Contractors shall maintain insurance of types, in amounts, with coverages and with carriers that are industry standard or otherwise acceptable to the Tribe in the Tribe’s reasonable discretion from time to time. Licensee and the Licensee Contractors shall provide a certificate or certificates thereof to the Tribe prior to first entry onto the Hopi Property and evidence of all renewals of the same not less than ten (10) days prior to the expiration date of such policy. Each such policy shall name the Tribe as an additional insured.

6.        ASSAYING

          Chemical and mineralogical analysis of material obtained in the course of the Exploration Program will be managed by ERCOSPLAN and performed by a certified laboratory selected by ERCOSPLAN with proven experience in the analysis of potash salt rocks.

7.        WORK SCHEDULE

          Licensee covenants to initiate and achieve completion of the eight (8) drill holes and related Exploration Program work that are the first phase of the Exploration Program within the time frames set forth in Schedule C (the “Work Schedule”). The Work Schedule for the second phase of the Exploration Program will be based on ERCOSPLAN’s continuing evaluation of data, ERCOSPLAN’s recommendations, and project requirements. In the event that Licensee or any Licensee Contractor shall be delayed or hindered in, or prevented from, the performance of any work, service, or other act required under this Agreement to be performed in order to achieve compliance with the Work Schedule and such delay or hindrance is due to causes beyond the control of the party so delayed or hindered, then performance of such work, service, or other act shall be excused for the shorter of (1) the period of such delay or (2) thirty (30) days, and the period for the performance of such work, service, or other act shall be extended for the shorter of (1) a period equivalent to the period of such delay or (2) thirty (30) days. The provisions of this Section 7 shall not operate to excuse Licensee from the prompt payment of amounts required to be paid by Licensee under any provision hereof.

8.        INDEMNIFICATION

          Licensee shall indemnify, defend, release, and hold harmless the Tribe and the Tribe’s elected officials, advisors and contractors, employees, agents, lessees, insurers, successors and assigns (“Indemnitees”), for, against and from any Losses resulting from, or caused by, or incurred in connection with, or alleged to have resulted from, or been caused by, or been incurred in connection with, in whole or in part, directly or indirectly: (a) any act, omission or negligence of Licensee or any Licensee Contractor; (b) Licensee’s or any Licensee Contractor’s entry or presence upon or use of the Hopi Property; (c) Licensee’s or any Licensee Contractor’s failure to comply with or perform its obligations under this Agreement; or (d) the Exploration Program or any activity related to the Exploration Program. The Tribe shall have the right, at its sole discretion, on its own behalf or on behalf of any Indemnitee, to participate in or take over the defense of any claim to whatever extent the Tribe deems necessary to protect its own interest or that of other Indemnitees, and Licensee shall cooperate fully with the Tribe if the Tribe chooses to participate or take over. The indemnification obligations of this Section shall survive the termination of this Agreement.

9.        EXPLORATION PROGRAM RESULTS

          9.1      Sharing of Exploration Program Results. Except as otherwise expressly set forth herein, Licensee and the Tribe shall each separately have the right to possess and use all Exploration Program Results for any purpose. Licensee shall preserve, or shall cause the Licensee Contractors to preserve, and make available to the Tribe on demand, all Exploration Program Results for a period of at least five (5) years from the Effective Date. The Tribe acknowledges and agrees that all Exploration Program Results provided by Licensee or any Licensee Contractor to the Tribe under this Agreement are provided AS IS and without any express or implied warranties of any sort, other than Licensee’s warranty that it is entitled to provide the Tribe with such Exploration Program Results and that such Exploration Program Results provided to the Tribe truly, correctly and completely reflect the Exploration Program Results provided or available to Licensee. Any use of Exploration Program Results by the Tribe or any of its agents shall be entirely at the Tribe’s own risk.

          9.2      Licensee Contractors. Licensee shall cause each of its agreements with a Licensee Contractor to include a written term or addendum that allows the Tribe to possess and use for any purpose, and allows Licensee to discuss, Exploration Program Results with the Tribe, and provides for preservation of Exploration Program Results as required by this Section 9. Licensee shall not maintain or enter into any agreement with a Licensee Contractor that is inconsistent with Licensee’s obligations, or the Tribe’s rights, under this Section 9. If requested by Licensee or a Licensee Contractor, the Tribe agrees that it will execute any commercially reasonable release or certificate of non-reliance with respect to the Exploration Program Results that is not inconsistent with the Tribe’s rights described in this Agreement. Without limiting the foregoing, Licensee hereby irrevocably authorizes and instructs each of the Licensee Contractors to share Exploration Program Results with ERCOSPLAN for the Tribe’s benefit and to make itself available to the Tribe’s representatives to answer questions about or discuss the Exploration Program Results. Licensee consents to the Tribe’s engagement of any Licensee Contractor to perform additional or related work for the Tribe, at the Tribe’s expense. Notwithstanding the foregoing provisions of this Section 9.2, (1) Licensee shall be notified in advance and have the opportunity to be present and participate in any consultations between the Tribe’s representatives and a Licensee Contractor pursuant to the foregoing described obligation of the Licensee Contractors to make themselves available to the Tribe’s representatives to answer questions about or discuss the Exploration Program Results, and (2) any reasonable incremental Licensee Contractor charges for such consultations, at rates not exceeding the rates charged Licensee for similar consultations, shall be borne by the Tribe; provided, that Licensee acknowledges and agrees that ERCOSPLAN is separately engaged by the Tribe and is free to discuss alone or otherwise share with the Tribe, on a confidential basis between ERCOSPLAN and the Tribe at the Tribe’s expense, any Exploration Program Results.

          9.3      Use of Exploration Program Results. The Tribe and Licensee, and their respective successors and assigns, may use and freely disclose Exploration Program Results received under this Agreement without prior approval of the other for its or such successors’ or assigns’ internal use, and for review and use by geologists and other outside advisors engaged by it (including ERCOSPLAN) or its successors or assigns, lenders and prospective lenders, venture partners and prospective venture partners, and others who are subject to confidentiality agreements consistent with the disclosing Party’s obligations under this Agreement; provided, no Exploration Program Results shall be shared with venture partners or prospective venture partners by the Tribe other than Licensee or persons approved in writing by Licensee in its discretion prior to the earlier of (1) expiration or termination of one or more of Licensee’s mineral exploration permits from the Arizona State Land Department pertaining to the Licensee Property, or (2) October 15, 2014 (such earlier date, the “Automatic Termination Date”). Aside from the use rights set forth above, and except for required public disclosure of new or updated NI 43-101 technical reports, preliminary economic assessments or feasibility studies prepared by ERCOSPLAN, the Parties shall keep the Exploration Program Results strictly confidential and shall make no disclosures of Exploration Program Results to third parties, except for Exploration Program Results which (i) are or become generally available to the public other than as a result of a disclosure by a Party or others in violation of the provisions of this Section 9.3, (ii) were or become available on a non-confidential basis to a Party from a source other than the other Party or a Licensee Contractor, provided that, to the disclosing Party’s knowledge, such source is not prohibited from disclosing such information by a contractual, legal or fiduciary obligation, or (iii) disclosure as required by applicable Canadian or US securities laws or Exchange regulations, or (iv) were already in the possession of the disclosing Party or third parties to whom the disclosing Party provides the Exploration Program Results consistent with this Section prior to the date hereof and was not obtained directly or indirectly from the other Party or a Licensee Contractor. In the event that a Party or third parties to whom a Party provides the Exploration Program Results consistent with this Section 9.3 receives a request or is required (by law or regulation, deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose all or any part of the Exploration Program Results, the Party or such third party, as the case may be, agrees to promptly notify the other Party, unless prohibited under applicable law, rule or regulation, of the existence, terms and circumstances surrounding such request or requirement. In such a case, (1) the disclosing Party or such third parties to whom the disclosing Party provides the Exploration Program Results consistent with this Section 9.3, as the case may be, may disclose only that portion of the Exploration Program Results which the disclosing Party or such third party, as the case may be, is advised by its counsel is legally required to be disclosed and (2) the disclosing Party or such third party, as the case may be, shall not be liable for such disclosure unless disclosure was caused by or resulted from a previous disclosure by the disclosing Party or such third party not permitted by this Section 9.3. The Tribe’s obligations under this Section 9.3 as to any particular Exploration Program Results shall expire on the Automatic Termination Date.

          9.4      Survival. The Parties’ respective rights to possess and use, and obligations to share and preserve and hold confidential, Exploration Program Results shall survive the termination of this Agreement.

10.      EXCLUSIVITY

          10.1      Exclusive Negotiations. For a period commencing on the Effective Date and ending on the date this Agreement terminates in accordance with Section 11 (the “Exclusivity Period”), the Tribe will negotiate exclusively with Licensee with respect to the subject matter of the Letter of Intent, and it will not (nor will it permit any of its officers, agents, employees or representatives to), directly or indirectly, take any of the following actions with any party other than Licensee:

          10.1.1 Solicit or encourage inquiries or proposals with respect to, furnish any information relating to, participate in any negotiations or discussions concerning, or cooperate in any manner relating to the subject matter of the Letter of Intent (a “Transaction”); or

          10.1.2 Enter into any agreement or understanding with any person or entity providing for a Transaction.

          10.2      Competing Projects. During the Exclusivity Period (including any extension of the Exclusivity Period pursuant to Section 10.3), Licensee will not (nor will it permit any of its officers, agents, employees or representatives to), directly or indirectly, take any of the following actions:

          10.2.1 Solicit or encourage inquiries or proposals with respect to, furnish any information relating to, participate in any negotiations or discussions concerning, or cooperate in any manner relating to or in furtherance of development of potash resources in Township 17 North, Range 25 East, Township 17 North, Range 26 East, Township 18 North, Range 26 East and/or Township 19 North, Range 26 East, Gila and Salt River Base and Meridian, Apache County, Arizona (a “Competing Transaction”); or

          10.2.2 Enter into any agreement or understanding with any person or entity providing for a Competing Transaction.

          10.2.3 Notwithstanding the foregoing provisions of this Section 10, Licensee may elect, by written notice to the Tribe, to terminate the obligations, restrictions and other undertakings memorialized in Sections 10.1 and 10.2, in which event Sections 10.1, 10.2 and 10.3 of this Agreement shall be of no further force or effect.

          10.3      Extension of Exclusivity Period. If on the date the Exclusivity Period would otherwise expire (1) this Agreement has not been superseded by a definitive MDA or other agreement between the Parties concerning exclusivity, (2) the Exploration Program as defined in Section 1 has been completed to ERCOSPLAN’s satisfaction and the Tribe is entitled to use, own and possess, and in fact possesses, the Exploration Program Results in accordance with this Agreement, (3) the Exploration Program Results and all other material information then available to the Parties (including without limitation communications with major mining companies and banks) indicate that the Project risks are acceptable and the Project is viable on a standalone project finance basis, and (4) no third party has gained control of the mineral rights on the Licensee Property, then the Exclusivity Period will be extended until October 15, 2015.

          10.4      Further Assurance. The Tribe represents and warrants to Licensee that the Tribe has discontinued any negotiations or discussions concerning any Transaction with any person or entity other than Licensee, that the Tribe is authorized to enter into this Agreement with Licensee and that entering into this Agreement does not violate any other agreements to which the Tribe is a party. Licensee represents and warrants to the Tribe that Licensee has discontinued any negotiations or discussions concerning any Competing Transaction, that Licensee is authorized to enter into this Agreement with the Tribe and that entering into this Agreement does not violate any other agreements to which Licensee is a party.

          10.5      Non-Binding. Notwithstanding any provision of this Agreement or the Letter of Intent to the contrary, the Parties do not intend to be bound to take any action with respect to the subject matter of the Letter of Intent, other than as expressly set forth in this Agreement, unless they enter into a definitive MDA or other agreement regarding the subject matter of the Letter of Intent, and either Party may, at any time after the earlier of October 15, 2014 or the termination of this Agreement pursuant to Section 11, and prior to execution of an MDA, if any, but subject to the exclusive negotiation provisions of this Agreement, unilaterally terminate all negotiations without any liability to the other Party.

11.      TERMINATION

          11.1      Automatic Termination. Unless earlier terminated in accordance with this Agreement or superseded by another agreement between the Parties, this Agreement shall terminate automatically, without further act, at 5:00 PM Arizona time on the Automatic Termination Date.

          11.2      Termination by the Tribe. This Agreement is terminable by the Tribe only as follows:

          11.2.1      Upon thirty (30) days prior written notice from the Tribe in the event of default by Licensee in the performance of any covenant of Licensee hereunder, which default is not cured within said thirty (30) day notice period, unless the default is of a nature that cannot reasonably be cured within thirty (30) days and (a) Licensee gives written notice to the Tribe within ten days after the Tribe’s notice of default that the default is of a nature that cannot reasonably be cured within thirty (30) days and outlines to the Tribe the actions that Licensee has taken, is taking, will take, and the estimated time period for it to achieve the cure, and (b) Licensee proceeds diligently to cure the default, and (c) the default is cured in all events within 120 days after delivery of the Tribe’s notice of default. In the event that Licensee disputes that it has defaulted as described by the Tribe, or otherwise, Licensee shall proceed to Dispute Resolution as provided in Section 12 of this Agreement.

          11.2.2      Immediately upon written notice from the Tribe in the event of an occurrence in connection with the Exploration Program that in the professional opinion of ERCOSPLAN or other reputable geotechnical consultants occurred as a result of Licensee or Licensee Contractors failing to operate in a prudent manner in accordance with industry standards, which has caused or is causing material damages, or which creates a credible risk of substantial and material damage to, the Hopi Property, the subsurface thereof, its potash or its groundwater resources, or the prospects of successfully developing and mining the potash resources in the Hopi Property.

          11.2.3      Upon thirty (30) days prior written notice in the event Licensee fails to initiate and complete Exploration Program work within the Work Schedule, unless prior to expiration of the thirty (30) day notice period Licensee achieves compliance with the Work Schedule.

          11.2.4 As otherwise expressly provided in this Agreement. However, no such termination shall be prosecuted by the Tribe or understood to have occurred if Licensee has (i) timely completed at least the first eight (8) drill holes of the JEP to ERCOSPLAN’s satisfaction, and (ii) has otherwise diligently prosecuted the Exploration Program subject only to limitations caused by Acts of God and weather (Licensee acknowledging and agreeing that lack of funds shall in no event be considered caused by Acts of God or weather), and (iii) any alleged damages are compensable and the Parties agree on compensation and Licensee pays the agreed compensation to the Tribe, or the amount of damages is referred to dispute resolution pursuant to Section 12 of this Agreement and Licensee provides a bond reasonably acceptable to the Tribe assuring the availability of funds to pay any arbitration award. If the conditions of the immediately preceding sentence are satisfied, Licensee may continue the Exploration Program without termination, provided that it modifies the conduct of its operations so as to avoid further or additional damages.

          11.3      Termination by Licensee. This Agreement is terminable by Licensee by written notice to the Tribe; provided, those provisions of this Agreement that are expressly identified as surviving termination of this Agreement shall survive termination of this Agreement by Licensee pursuant to this Section 11.3.

12.      DISPUTE RESOLUTION

          12.1      Limited Waiver of Sovereign Immunity. The Tribe waives its sovereign immunity solely for the limited purpose of (a) commencing arbitration, (b) enforcing arbitration and (c) enforcing arbitration decisions or awards in accordance with the dispute resolution provisions herein, and solely to Licensee. This limited waiver of sovereign immunity is solely to permit Licensee to seek and obtain injunctive relief in order to enforce its rights hereunder, and does not extend to (i) any person or entity other than the Licensee or (ii) any claims for monetary damages, including without limitation consequential or punitive damages. Licensee shall not under any circumstances hold or be entitled to any interest in the Hopi Property. Unless otherwise specified herein, nothing in this Agreement, or in any related agreement, exhibit, document or undertaking, or any amendments, modifications, extensions or renewals thereof: shall be construed as modifying, diminishing, qualifying or otherwise impairing the sovereign immunity of the Tribe, or any of its entities, enterprises, Affiliates or subdivisions. Further, unless otherwise specified herein, nothing in this Agreement, or in any related agreement, exhibit, document or undertaking, or any amendments, modifications, extensions or renewals thereof: shall be construed as a waiver of such sovereign immunity or as consent to the jurisdiction of any state or municipal court.

          12.2      Arbitration. Any controversy or claim arising out of this Agreement (a “Dispute”), will be settled by binding arbitration pursuant to United States Arbitration Act, 9 U.S.C. § 1, et seq. (“Title 9”), and in accordance with this Section 12. Any (a) refusal to submit to arbitration, (b) exercise of a right under Title 9, or (c) enforcement of an arbitration award or decision under this Section 12 is solely within the jurisdiction of the United States District Court, District of Arizona (the “District Court”). An arbitration award under this Section 12 is final unless a party files a motion to vacate or modify the award pursuant to 9 U.S.C. § 12 in the District Court within 30 days of the date of the award. Judgment upon the award under this Section 12 may be confirmed in the United States District Court for the District of Arizona, pursuant to 9 U.S.C. § 9.

The Parties acknowledge that this Agreement involves interstate commerce and therefore either Party may avail itself of federal jurisdiction under Title 9.

          12.3      Arbitration Rules. Binding arbitration under this Section 12 will be conducted in accordance with the Commercial Dispute Resolution Procedures of the American Arbitration Association (“AAA Rules”) as modified by this Section 12. The AAA Rules are modified as follows:

          12.3.1 The arbitrators must render their award in strict conformity with the modified AAA Rules and have no power to depart from or change any of provisions of this Agreement or the modified AAA Rules;

          12.3.2 The arbitrator’s power, jurisdiction, decisions and award allowed under the AAA Rules are limited by Sections 12.1 and 12.4 hereof;

          12.3.3 Any consent to jurisdiction under the AAA Rules 1s limited to the District Court and excludes jurisdiction in any state court; and

          12.3.4 The arbitration hearing will be conducted in Phoenix, Arizona, before three (3) arbitrators. Each Party shall select an arbitrator. The two (2) arbitrators selected by the Parties shall discuss and select the third arbitrator. Unless the Parties agree otherwise, at least two (2) of the selected arbitrators shall be attorneys or retired judges knowledgeable about federal Indian law. In the alternative, the Parties may mutually agree in writing to submit the Dispute(s) for consideration by a single arbitrator that is mutually agreed upon by the Parties.

          12.4      Governing Law. Unless otherwise specified herein, the Parties agree that the interpretation and enforcement of this Agreement is governed by and will be construed in accordance with Arizona law, except that Arizona law shall not under any circumstances govern the application of the dispute resolute provisions herein, including the entry or enforcement of arbitration awards hereunder.

13.      MISCELLANEOUS

          13.1      Notices and Communications. All notices, reports and other communications regarding this Agreement sent from Licensee to the Tribe shall be addressed to the Tribe at the address identified at the beginning of this Agreement, and sent from the Tribe to Licensee shall be addressed to Licensee at the address identified at the beginning of this Agreement. All written notices or deliverables required or permitted to be given under the terms of this Agreement shall be deemed duly delivered upon receipt if (1) delivered in person, or (2) sent via FedEx, UPS or other reputable overnight courier, in all cases with an email copy (to the extent reasonably practical) to the email address identified at the beginning of this Agreement. Notwithstanding the foregoing, routine communications may be sent by regular or electronic mail.

          13.2      Assignment Prohibited. This Agreement may not be assigned by a Party except with the prior written consent of the other Party; provided, the Tribe may assign this Agreement to any successor to any interest in the Hopi Property.

          13.3      Amendments in Writing. This Agreement may be amended or modified only by a written instrument duly executed by an appropriate representative of each Party.

          13.4      Independent Contractors. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer employee or a joint venture relationship between the Parties.

          13.5      Severability. If any provision of this Agreement is declared void or unenforceable, such provision shall be deemed severed from this Agreement, which shall otherwise remain in full force and effect.

          13.6      Additional Acts and Documents. Each Party hereto agrees to do all such things and take all such actions and to refrain from such actions, and to make, execute and deliver such other documents and instruments, in any such case as shall be reasonably requested from time to time to carry out the provisions, intent and purpose of this Agreement.

          13.7      Counterparts. This Agreement may be executed in any number of counterparts, all such counterparts shall be deemed to constitute one and the same instrument, and each of said counterparts shall be deemed an original hereof.

          13.8      Time. Time is of the essence of this Agreement and each and every provision hereof. Any extension of time granted for the performance of any duty under this Agreement shall not be considered an extension of time for the performance of any other duty under this Agreement.

          13.9      Waiver. Failure of any Party to exercise any right or option arising out of a breach of this Agreement shall not be deemed a waiver of any right or option with respect to any subsequent or different breach, or the continuance of any existing breach.

Remainder of Page Intentionally Blank
Signature Page(s) and Schedules Follow

IN WITNESS WHEREOF, the Parties hereto caused this Agreement to be du1y executed by their duly authorized representatives.

Effective Date: as of November 1, 2012

The Hopi Tribe, a federally recognized Indian tribe

By: /s/ LeRoy Shingoitewa
       LeRoy Shingoitewa, Chairman

Passport Potash Inc., a Canadian corporation

By: /s/ Joshua Bleak
Name: Joshua Bleak, President/CEO
Title:

ACKNOWLEDGED GENERALLY, AND AGREED WITH RESPECT TO SECTIONS 3 AND 4

ERCOSPLAN Ingenieurgesellschaft Geotechnik und Bergbau mbH

By: ______________________________________________
Name:
Title:

Schedules A, B and C

to Joint Exploration Agreement between

the Hopi Tribe and

Passport Potash Inc.

Schedule A

Township 16 North, Range 23 East
SW4 Section 14.
All of Sections 13, 17, 19, 21, 23, 25, 27, 29, 31, 33 and 35.

Township 16 North, Range 24 East
That portion of Section 17 lying South and West of SR 260.
That portion of Section 21lying South and West of US Highway 180.
All of Sections 19, 29, 31 and 33.

Township 15 North, Range 23 East
E2 Section 3.
All of Sections 1, 2, 4 and 12.

Schedule B

Township 16 North, Range 23 East
N2; SE4 Section 14;
All of Sections 16, 18, 20, 22, 24, 26, 28, 30, 32, 34 and 36.

Township 16 North, Range 24 East
Sections 20, 30 and 32.

Schedule C

Drill Hole and Related Exploration Program Work	Commencement Date	Completion Date
1 (aka A)	November 12,2012	November 24, 2012
2 (aka B)	November 16, 2012	November 30, 2012
3 (aka F)	November 27, 2012	December 7, 2012
4 (aka C)	December 3, 2012	December 14, 2012
5 (aka D)	December 7, 2012	December 21,2012
6 (aka E)	December 13, 2012	January 8, 2012
7 (aka G)	December 19, 2012	January 13, 2012
8 (aka H)	January 3, 2013	January 18,2012
9*
10*
11*
12*
13*
14*
15*
16*
17*
18*

*subject to specification and change based on ERCOSPLAN’s continuing evaluation of data and ERCOSPLAN’s recommendations

Exhibit 1

Letter of Intent Attached

September 26, 2012

Passport Potash, Inc.
608, 1199 West Pender St.
Vancouver, British Columbia V6E 2Rl

Dear Passport Potash:

          We are pleased to submit this letter (this “LOI”) on behalf of the Hopi Tribe (“Hopi” or the “Tribe”), which outlines our understandings and intent concerning a proposed joint effort by the Tribe and you (hereafter, ‘‘PPI”) to investigate opportunities to jointly explore, evaluate and, if justified seek mining permits with the State of Arizona to develop and mine the potash resources in the “Area of Interest” (defined below). This letter sets forth our general understandings and intent with respect to the proposed joint effort, and only fully executed definitive documentation will create any obligation between PPI and the Tribe. Until such definitive documentation is fully executed, neither PPI nor the Tribe shall have any obligations or liabilities or rights with respect to or on account of the proposed joint effort except only as set forth under the Preliminary Economic Assessment and Confidentiality headings below.

CONTACT INFORMATION

          PPI’s address and contact for purposes of this LOI, until further notice from PPI, is 608, 1199 West Pender St., Vancouver, British Columbia V6E 2Rl, Attention John Eckersley. The Tribe’s address and contact for purposes of this LOI, until further notice from the Tribe, is c/o Thayne Lowe, Osborn Maledon PA, 2929 N. Central Ave., Suite 2100, Phoenix, Arizona 85012.

RECITALS

          A.      PPI, through its wholly owned subsidiary, PPI Holding Corp., holds certain mineral exploration permits for State of Arizona trust lands, and holds the exclusive right to purchase certain other fee lands within an area known as the Holbrook Potash Basin within Navajo and Apache counties in Arizona.

          B.      Hopi owns certain fee lands within Navajo and Apache counties in Arizona that are contiguous with PPI lands (“Area of Interest”).

          C.      PPI and Hopi wish to investigate opportunities to jointly explore, evaluate and, if justified seek mining permits with the State of Arizona to develop and mine the potash resources in the Area of Interest.

September 27, 2012 Page 2 of 4

GENERAL

          1.1      Purposes. This LOI is entered into for the following purposes and for no others, and shall serve as the means by which each of the parties accomplishes such purposes during the term of this LOI.

          1.2      Legal Framework. This LOI provides a non-binding framework for the Tribe and PPI to engage in an on-going relationship to explore, develop and mine the potash resources in the Area of interest (the “Potash Project’’).

          1.3      Nature of Hopi Properties. The Tribe represents that the Hopi properties within the Area of Interest are not held in trust by the United States of America and are not subject to an application to be placed into trust.

PRELIMINARY ECONOMIC ASSESSMENT (“PEA”)

          2.1      Preliminary Economic Assessment. For the purpose of evaluating the economic potential of its potash properties, PPI has engaged an engineering firm, ERCOSPLAN, to produce a National Instrument 43-101 compliant Preliminary Economic Assessment (“PEA”) report for its Holbrook Basin potash properties. ERCOSPLAN has also been engaged by Hopi to evaluate the potash resource potential on its lands. Based upon exploration work performed by PPI in the Area of Interest, and its review of the Hopi property, ERCOSPLAN has recommended that PPI and Hopi combine their properties in a PEA.

          2.2      Authorization. By entering into this LOI, Hopi authorizes the use of its lands within the Area of Interest, for use in the upcoming PEA commissioned by PPI. The PEA will be addressed to and owned by both PPI and the Tribe, who shall each be entitled to use and rely on the PEA for both their joint and individual purposes.

          2.3      Costs. The costs for the PEA will be the responsibility of PPI.

JOINT EXPLORATION PROGRAM (“JEP”)

          3.1 Joint Exploration. The Parties intend to jointly explore the lands within the Area of Interest to determine their economic potential as a commercial mine consistent with this LOI. The Parties intend to implement a timely exploration procedure to be guided by the recommendations of ERCOSPLAN to prove the viability of the project.

FUTURE AGREEMENTS

          4.1      Mine Development Agreement (“MDA”). PPI and the Tribe enter into this LOI with the understanding that each intends in good faith to cooperate in the JEP to develop information appropriate for inclusion within any studies, including PEA, Pre-feasibility studies and feasibility studies, and intended to ultimately determine whether a mining unit within the Area of Interest incorporating both PPI and Hopi lands will support a commercial potash mine. The parties agree that the composition of the mining unit will be defined in consultation with ERCOSPLAN and based upon the geology of the properties. The Parties further agree to proceed in good faith to negotiate a definitive MDA for developing the agreed upon lands for a potash mine.

September 27, 2012 Page 3 of 4

          4.2      MDA Approval. The parties acknowledge that final approval of an MDA by the Tribe will include consultations, support and ratification, as determined by the Tribe’s own processes, and the approval of PPI’s Board of Directors. No provision of this LOI shall be construed as creating an obligation or a firm undertaking by either PPI or the Tribe to enter into a definitive MDA or other definitive agreements. The parties intend that this LOI shall not give rise to any legal obligations to consummate a transaction other than the duty to cooperate in good faith during the term of the LOI toward the objectives identified herein, and they recognize that such cooperation may or may not result in the consummation of formal binding definitive agreements.

          4.3      Good Faith. The Parties agree to conduct the MDA Negotiations in good faith, with mutual respect for one another, and with an understanding that time is of the essence in that the Potash Project is competing with other potash developers in the Holbrook Basin and with other potash projects competing for capital.

OTHER PROVISIONS

          5.1      Non-Derogation. This LOI is not in derogation or abrogation of any inherent treaty, aboriginal title or other sovereign right or immunity of the Tribe.

          5.2      Dispute Resolution. If the Parties choose to retain a mediator to resolve disputes arising during the term of this LOI or to help them effect a final agreement, the Parties agree to equally pay the mediator’s reasonable fees and disbursements. The selection of any mediator will be agreed upon by the Parties.

          5.3      Confidentiality. The Parties agree that while the signing and existence of this LOI may be shared widely by either Party without consultation with the other Party, the provisions, terms and conditions of this LOI shall be kept confidential unless required to be disclosed by law, compliance with securities regulations or accounting requirements or on consent of the Parties. Any effort by a third party to compel the disclosure of this LOI shall be resisted unless all Parties to the LOI concur or unless compelled by a tribunal having jurisdiction over the matter.

          5.4      Press Releases. Save as required by law or by the rules of any stock exchange, neither Party shall issue any press release or make any other public statement or announcement relating to or connected with or arising out of this LOI or the matters contained herein apart from the results and status of PPI’s Exploration Activities, without obtaining the prior approval of the other Party to the contents thereof. If disclosure is required by law or by any stock exchange, the disclosing Party shall consult in advance with the other Party and attempt in good faith to reflect such other Party’s concerns in the required disclosure. The Parties may also issue a joint press release upon execution of this LOI and may issue such other joint press releases as they deem appropriate.

September 27, 2012 Page 4 of 4

          5.5      Time of the Essence. Time shall be of the essence regarding the execution and implementation of this LOI.

          5.6      Entire Agreement. The provisions of this LOI represent the entire agreement between the Tribe and PPI concerning the subject matter hereof.

          5.7      Assignment. Neither Party may assign its interest herein without the written consent of the other Party.

          5.8      Governing Law. This LOI shall, in all respects, be subject to, interpreted construed and enforced in accordance with and under the laws of the Arizona if applicable.

          5.9      Mutual Assurances. The Tribe and PPI will do such further acts and things as reasonably required to fulfill the terms and spirit of this LOI.

          5.10      Term. This LOI will continue in full force and effect until such time as the Parties conclude an MDA or either Party advises the other that it wishes to terminate this LOI. In such event, the Parties shall have no further obligation hereunder except only that each Party shall maintain the confidentiality of the information described in and consistent with Section 5.3.

          If this LOI accurately reflects your understandings and intent with respect to the proposed joint effort, please so indicate by executing a copy of this LOI in the space provided below, and returning the executed copy to the Tribe. Upon your acceptance of this LOI, the Tribe is prepared to proceed consistent with the intent and understandings described in this LOI. We look forward to your affirmative response.

The Hopi Tribe

/s/LeRoy N. Shingoitewa
LeRoy N. Shingoitewa, Chairman

Agreed to this ____ day of _____________, 2012

Passport Potash, Inc.

/s/Joshua Bleak
Joshua Bleak, President and CEO

Exhibit 2

Exploration Program

MEMO

CONFIDENTIAL BUSINESS INFORMATION

To John Eckersley, Passport Potash Inc

cc

From Andreas Wolke

Project EGB 11-043.N01 Date 09.10.12

Subject Drilling Suggestions for the Joint Exploration of the Hopi Land

PASSPORT Potash Inc. (PASSPORT) is exploring the potash resources of its mineral property in the Holbrook Basin, Arizona, US. The southern portions of the land holdings form a checkerboard with properties owned by the Hopi Tribe (HOPI). To create an economic viable mining area both parties agreed on a letter of intend to move forward in a joint exploration program.

This memo gives suggestions for a two phase drilling campaign on HOPI land aiming on an optimal resource coverage of the combined area (HOPI+ PASSPORT).

On the base of the current database the first phase of drilling is de- signed to fill in gaps between Indicated Resource areas in the central part, which is relatively well explored and for which no low mineralization zones are expected.

The second phase of drilling aims to conduct exploration mostly at the edge of areas currently covered by recent drill hole data with a higher level of uncertainty.

In total 18 drill holes are recommended and listed in the following table.

Drillhole	Phase	Easting	Northing
Drill Hole 1		599447	3848300
Drill Hole 2	1	601320	3846520
Drill Hole 3	1	602622	3848430

Drillhole	Phase	Easting	Northing
Drill Hole4	1	602955	3845400
Drill Hole 5	1	604273	3843560
Drill Hole 6	1	604298	3849870
Drill Hole 7	1	604559	3846570
Drill Hole 8	1	606035	3845130
Drill Hole9	2	596050	3848430
Drill Hole 10	2	596066	3844750
Drill Hole 11	2	597748	3849810
Drill Hole 12	2	597812	3846620
Drill Hole 13	2	599622	3844920
Drill Hole 14	2	602495	3843570
Drill Hole 15	2	604479	3841750
Drill Hole 16	2	605955	3848340
Drill Hole 17	2	607695	3846720
Drill Hole 18	2	609254	3845320

The locations are given in WGS 84 UTM Zone 12N and represent an optimal position for a maximum coverage of Indicated Resources (see Attachment). Depending on local conditions like accessibility the positions of the drill hole locations may be adapted. Further changes regarding location or number of drill holes will depend on the results of the ongoing drilling campaign.

ERCOSPLAN Ingenieurgesellschaft
Geotechnik und Bergbau mbH
Arnstaedter Strasse 28
99096 Erfurt/Germany
phone: +49 361 3810 500
fax: +49 361 3810 505
e-mail: mining@ercosplan.com
web: http://www.ercosplan.com

N
DH326
DH328
DH343
PPI-1211
PPI-1214
PPI-1217
PPI-1111
HNZ-SW-12
HNZ-SW-08
HNZ-SW-09
HNZ-SW-02
HNZ-SW-03
HNZ-SW-16
DH01-14
DH01-16
DH323
1
2
0
2.000
4.000
[m]

Legende:

PASSPORT Potash Inc

Hopi Tribe

Theoretical Indicated Resources

Phase 1 Drilling (Priority)

Phase 2 Drilling

Scale: 1:100.000

PPI-Hopi Holbrook Basin Potash Project

Attachment

Indicated Resource Areas of Proposed Drill Locations

ERCOSPLAN
Geotechnik und Bergbau

Date: 01.10.2012